SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): August 15, 2006

ANAREN, INC.

(Exact name of registrant as specified in its charter)

New York	000-6620	16-0928561

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6635 Kirkville Road, East Syracuse, New York	13057

(Address of Principal Executive Offices)	(Zip code)

(315) 432-8909

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          At its August 9, 2006 meeting, the Compensation Committee of the Board of Directors of Anaren, Inc. (the “Company”), determined that the performance criteria established for Lawrence A. Sala, the Company’s President and Chief Executive Officer and Chairman of the Board, for fiscal year 2006 bonus compensation were achieved, and awarded Mr. Sala a bonus in the amount of $297,500 in accordance with the Company’s annual performance incentive plan.

          In addition, at its August 9, 2006 meeting, the Compensation Committee approved the following salaries for fiscal year 2007 and bonus compensation for fiscal year 2006 for the named executive officers: (i) Lawrence A. Sala - $370,000 salary and $297,500 bonus (as described above); (ii) Mark Burdick - $176,000 salary and $75,850 bonus; (iii) Joseph Porcello - $175,000 salary and $67,150 bonus; (iv) Tim Ross – $184,000 salary and $73,950 bonus; (v) Amy Tewksbury - $130,000 salary and $18,910 bonus and (vi) Gert Thygesen - $173,000 salary and $74,925 bonus.

          The performance criteria for all officer bonuses were established at the meeting of the Compensation Committee held August 10, 2005, and were based on the Company’s fiscal year 2006 shipments, operating earnings and bookings, and personal management objectives relevant to each officer’s function and principal responsibilities.

          At its August 9, 2006 meeting, the Compensation Committee additionally established performance criteria for all officers for fiscal year 2007 bonus compensation.  The 2007 performance criteria are also based on the factors identified above.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAREN, INC.

Date:	August 15, 2006	By:	/s/ Lawrence A. Sala

Lawrence A. Sala
President and Chief Executive Officer